ABX Air has Applied for Listing on NASDAQ National Market

WILMINGTON, OH -- April 6, 2005 - ABX Air (OTCBB:ABXA) today announced that it has applied to list its common shares on the NASDAQ National Market.

ABX Air's common shares have been quoted on the Over-the-Counter Bulletin Board market since it became an independent publicly traded company in August 2003.

James H. Carey, Chairman of the Board of ABX Air, said, "We began last fall to explore moving our common shares off the OTC Bulletin Board onto the NASDAQ. If our application is approved, we believe that a NASDAQ listing will increase our liquidity and allow many institutions to invest in ABX Air who typically do not or cannot invest in over-the -counter securities."

Listing applications are subject to review by NASDAQ's Listing Qualifications Department for compliance with all NASDAQ National Market requirements. ABX Air expects that process to take approximately four to six weeks. While ABX Air believes it satisfies the listing qualifications, the Company has been given no assurance that its listing application will be approved.

ABX Air, Inc. is a cargo airline with a fleet of 115 in-service aircraft that operates out of Wilmington, Ohio, and 18 hubs throughout the United States. ABX became an independent public company effective August 16, 2003, as a result of the separation from its former parent company, Airborne, Inc., which was acquired by DHL Worldwide Express B. V. In addition to providing airlift capacity and sort center staffing to DHL Express, ABX provides charter and maintenance services to a diverse group of customers. With over 7,000 employees, ABX is the largest employer in a several-county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air, Inc.'s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause ABX Air's actual results to differ materially from those indicated by such forward-looking statements. These factors include but are not limited to satisfying the listing requirements of The NASDAQ Stock Market, a significant reduction in the scope of services under ABX Air's commercial agreements with DHL, maintaining cost and service level performance under such agreements, the ability to generate revenues from sources other than DHL and other factors that are contained from time to time in ABX Air's filings with the U.S. Securities and Exchange Commission, including ABX Air's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ABX Air's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX Air undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact: Joe Payne

ABX Air, Inc.
937-382-5591